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                           ARTICLES OF INCORPORATION
                           -------------------------

                                       OF


                         LASALLE PARTNERS INCORPORATED
                         -----------------------------



          The undersigned, being a natural person and acting as incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law.

          FIRST:  (1) The name of the incorporator is M. Martha Sherry.

          (2)  The incorporator's address is:

               c/o Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
               Suite 2100
               Chicago, Illinois  60606

          (3)  The incorporator is at least eighteen years of age.

          (4) The incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law ("MGCL").

          SECOND: The name of the corporation (the "Corporation") is La Salle Partners Incorporated.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the provisions of the MGCL.

          FOURTH: The address of the principal office of the Corporation within the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore City, Maryland 21202.

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          FIFTH:  The name and the address of the resident agent of the
Corporation within the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore City, Maryland 21202.

          SIXTH: (1) The total number of shares of stock which the Corporation has authority to issue is 10,000,000 shares of Common Stock, each having a par value of one penny ($.01).

          (2) The aggregate par value of all the authorized shares of stock is $100,000.

          (3) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

          (4) Provisions, if any, governing the restriction on the transferability of any of the shares of stock of the Corporation may be set forth in the Bylaws of the Corporation or in any agreement or agreements duly entered into.

          (5) To the extent permitted by Section 2-104(b)(5) of the MGCL, notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

          SEVENTH: (1) The number of directors of the Corporation shall be eight which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the MGCL now or hereafter in force. The names of the directors who will serve until the first annual meeting of stockholders and until their successors are elected and qualified are: Daniel W. Cummings, Charles K. Esler, M.G. Rose, William E. Sullivan, Stuart L. Scott, Robert C. Spoerri, Lynn C. Thurber and Earl E. Webb.

          (2) The initial Bylaws of the Corporation shall be adopted by the initial directors. Thereafter, the power to adopt, alter, and repeal the Bylaws of the Corporation shall be vested in the Board of Directors of the Corporation.

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          (3) The liability of the directors of the Corporation is limited to the fullest extent permitted by the provisions of Section 2-405.2 of the MGCL, as the same may be amended and supplemented.

          (4) The Corporation shall, to the fullest extent permitted by the MGCL, as the same may be amended and supplemented, and, without limiting the generality of the foregoing in accordance with Section 2-418 of the MGCL, indemnify directors and officers of the Corporation whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by the MGCL, and the Board of Directors is hereby empowered to authorize from time to time rights of indemnification to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

          EIGHTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the MGCL at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

          NINTH:  The duration of the Corporation shall be perpetual.

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          IN WITNESS WHEREOF, I have adopted and signed these Articles of
Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated:  April 14, 1997


                                    /s/ M. Martha Sherry
                                    ____________________
                                    M. Martha Sherry

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